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                                                                  Exhibit (c)(3)

                        TENDER AND VOTING AGREEMENT AND
                                IRREVOCABLE PROXY

        THIS TENDER AND VOTING AGREEMENT AND IRREVOCABLE PROXY, dated as of October 13, 1999 (this "Agreement"), is entered into by and between Intel Corporation, a Delaware corporation ("Parent"), and CWC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition"), on the one hand, and Davidi Gilo ("Stockholder"), on the other hand.

                              W I T N E S S E T H:

        WHEREAS, concurrently herewith, Parent, Acquisition, and DSP Communications, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; initially capitalized and other terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement), pursuant to which Acquisition will make a tender offer (the "Offer") for all outstanding shares of common stock, $.001 par value, of the Company ("Company Common Stock") and, after Acquisition has accepted tendered shares for payment (the date on which such acceptance occurs, the "Acceptance Date"), the Company and Acquisition will merge with the Company as the surviving corporation and wholly-owned subsidiary of Parent (the "Merger");

        WHEREAS, Stockholder Beneficially Owns (as defined herein) 1,517,604 shares of Company Common Stock (the "Shares"); and

        WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

        1.     Provisions Concerning Company Common Stock.

               (a) Tender of Shares. Subject to obtaining the consents described in Schedule 4(a), Stockholder hereby agrees with Parent and Acquisition that Stockholder will, promptly after the date of commencement of the Offer (but in all events not later than ten (10) business days thereafter), tender to Acquisition all Shares Beneficially Owned by Stockholder on such date (the "Tendered Shares"). Stockholder further agrees to tender to Acquisition promptly after Stockholder's acquisition thereof (but in all events not later than ten
(10) business days thereafter) all other shares of Company Common Stock acquired and Beneficially Owned by Stockholder at any time prior to the Acceptance Date or the date on which the Offer is terminated

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or expires without Acquisition's having accepted shares for payment; all such subsequently tendered Shares shall constitute "Tendered Shares" for all purposes of this Agreement. Stockholder agrees not to withdraw any of the Tendered Shares unless the Offer is terminated or has expired without Acquisition's having accepted the Tendered Shares for payment. Stockholder acknowledges and agrees that Acquisition's obligation to accept for payment and pay for the Tendered Shares is subject to all the terms and conditions of the Offer.

               (b) Voting Agreement. Stockholder hereby agrees with Parent and Acquisition that, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, Stockholder shall vote the Shares Beneficially Owned by Stockholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement and any actions required in furtherance of the transactions contemplated thereby, including without limitation voting such shares in favor of the election to the Company Board of each person designated by Parent for nomination thereto pursuant to Section 1.3(a) of the Merger Agreement at any meeting of the Company's stockholders called for the election of directors; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against: (A) any Third Party Acquisition, (B) any change in a majority of the individuals who, as of the date hereof, constitute the Board of Directors of the Company (other than as contemplated by Section 1.3 of the Merger Agreement), (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Third Party, (D) a sale, lease, transfer or disposition of any assets of the Company's or any of its subsidiaries' business outside the ordinary course of business, or any assets which are material to its business whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries, (E) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or bylaws, (F) any other material change in the Company's corporate structure or affecting its business, or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement, or any of the transactions contemplated by this Agreement. Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained herein. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean Stockholder's having such ownership, control or power to direct the voting with respect to, or otherwise enables Stockholder to legally act with respect to, such securities as contemplated hereby, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Securities Beneficially Owned by Stockholder shall (i) include securities Beneficially Owned by all other persons with whom Stockholder would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended (the "Exchange Act") and (ii) exclude, until their issuance, any Shares issuable upon exercise of options held by Stockholder. Stockholder and Parent acknowledge and agree that nothing in this subsection (b) shall require or be construed to require

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Stockholder to take, or not to take, any action in his capacity as a member of the Company Board.

        2.     Irrevocable Proxy.

               (a) Stockholder hereby constitutes and appoints Acquisition, which shall act by and through Suzan A. Miller and Guy S. Anthony (each, a "Proxy Holder"), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company's stockholders called for purposes of considering whether to approve the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or any Third Party Acquisition, or to execute a written consent of stockholders in lieu of any such meeting, all Shares Beneficially Owned by Stockholder as of the date of such meeting or written consent in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make, or against a Third Party Acquisition, as the case may be. Such proxy shall be limited strictly to the power to vote the Shares in the manner set forth in the preceding sentence and shall not extend to any other matters.

               (b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder. Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

               (c) If Stockholder fails for any reason to vote his, hers or its Shares in accordance with the requirements of Section 1(b) hereof, then the Proxy Holder shall have the right to vote the Shares at any meeting of the Company's stockholders and in any action by written consent of the Company's stockholders in accordance with the provisions of this Section 2. The vote of the Proxy Holder shall control in any conflict between his vote of such Shares and a vote by Stockholder of such Shares.

        3. Director Matters Excluded. Parent and Acquisition acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in his capacity as a director of the Company, including, without limitation, any vote that Stockholder may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company.

        4. Other Covenants, Representations and Warranties. Stockholder hereby represents and warrants to Parent and Acquisition as follows:

               (a) Ownership of Shares. Stockholder is the Beneficial Owner of all the Shares. On the date hereof, the Shares constitute all of the Shares Beneficially Owned by Stockholder. Stockholder has voting power with respect to the matters set forth in Section 1(b)


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hereof with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights other than asset forth on Schedule 4(a) hereto.

               (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or any court order to which Stockholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder.

               (c) Restriction on Transfer, Proxies and Non-Interference. Except as expressly contemplated by this Agreement, Stockholder shall not, directly or indirectly: (i) except as expressly contemplated by this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement. Notwithstanding anything to the contrary provided in this Agreement, Stockholder shall have the right to transfer Shares to (i) any Family Member, (ii) the trustee or trustees of a trust for the benefit of Stockholder and/or one or more Family Members and/or charitable organizations, (iii) a foundation created or established by Stockholder, (iv) a corporation of which Stockholder and/or any Family Members owns the majority of the outstanding capital stock, (v) a partnership of which Stockholder and/or Family Members owns a majority of the partnership interests, (vi) a limited liability company of which Stockholder and/or any Family Members owns a majority of the membership interests, (vii) any other entity of which Stockholder and/or any Family Members owns a majority of the ownership interests, (viii) the executor, administrator or personal representative of the estate of Stockholder, or (ix) any guardian, trustee or conservator appointed with respect to the assets of Stockholder; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms of this Agreement, or terms substantially identical thereto. "Family Member" shall have the meaning ascribed to "Related Parties" under
Section 672(c) of the Internal Revenue Code of 1986, as amended.

               (d) Other Potential Acquirors. Stockholder shall immediately cease any discussions or negotiations with any other persons with respect to any Third Party Acquisition. Stockholder shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition. The Stockholder shall promptly (and in any event within one business day after becoming aware thereof) (i) notify Parent in the event the Stockholder receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in

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connection with a potential Third Party Acquisition, (ii) provide a copy of any written agreements, proposals or other materials the Stockholder receives from any such person or group (or its representatives), and (iii) advise Parent from time to time of the status, at any time upon Parent's request, and promptly following any developments concerning the same.

               (e) Reliance by Parent and Acquisition. Stockholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

        5. Stop Transfer. Stockholder agrees with, and covenants to, Parent and Acquisition that Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

        6. Termination. The proxy granted pursuant to Section 2 hereof and, except as otherwise provided herein, Stockholder's covenants and agreements contained herein with respect to the Shares, shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Acceptance Date; and (c) July 31, 2000. Upon the termination of this Agreement, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto, except (i) that the provisions of this Section 6 and the provisions of Section 7 shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any intentional breach hereof.

        7.     Miscellaneous.

               (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

               (b) Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of any Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

               (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct wholly-owned subsidiary of Parent; provided further that such assignment shall not relieve Parent of its obligations hereunder if such subsidiary shall fail to perform such obligations in accordance with the terms of this Agreement.



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               (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

               (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) the case of mailing on the third business day following that on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:                    Davidi Gilo
                                      20300 Stevens Creek Blvd.
                                      Cupertino, CA 95014

with a copy to:                       Skadden, Arps, Slate, Meagher & Flom, LLP
                                      525 University Ave., Suite 220
                                      Palo Alto, CA 94301
                                      Facsimile:  (650) 470-4570
                                      Attention:  Kenton J. King, Esq.


If to Parent or Acquisition:          Intel Corporation
                                      2200 Mission College Boulevard
                                      Santa Clara, California  95052
                                      Telecopier:  (408) 765-1859
                                      Attention:  General Counsel

                                              and

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                                      Intel Corporation
                                      2200 Mission College Boulevard
                                      Santa Clara, California  95052
                                      Telecopier:  (408) 765-6038
                                      Attention:  Treasurer


                                      Gibson, Dunn & Crutcher LLP
with a copy to:                       One Montgomery Street
                                      Telesis Tower
                                      San Francisco, California  94104
                                      Telephone:  (415) 393-8200
                                      Telecopier: (415) 986-5309
                                      Attention:  Kenneth R. Lamb, Esq.


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

               (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

               (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.


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               (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

               (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

               (k) Obligations of Parent. Whenever this Agreement requires a subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such subsidiary to take such action.

               (l) Limitations on Warranties. Except for the representations and warranties contained in this Agreement, Stockholder makes no other express or implied representation or warranty to Parent or Acquisition. Parent and Acquisition acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Stockholder other than the representations and warranties of the Stockholder set forth in this Agreement.

               (m) Stock Transfer Taxes. Acquisition will pay all stock transfer taxes with respect to the transfer and sale of any Shares to it, Parent or any affiliate thereof pursuant to this Agreement.


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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                   INTEL CORPORATION,
                                   a Delaware corporation



                                   By:  /s/ ARVIND SODHANI
                                      -----------------------------------------
                                        Name:  Arvind Sodhani
                                        Title: Treasurer


                                   CWC ACQUISITION CORPORATION,
                                   a Delaware corporation



                                   By:  /s/ SUZAN A. MILLER
                                      -----------------------------------------
                                        Name:  Suzan A. Miller
                                        Title: President


                                   STOCKHOLDER:



                                   By:  /s/ DAVIDI GILO
                                      -----------------------------------------
                                        Name:  Davidi Gilo



       [SIGNATURE PAGE FOR INTEL/DSP COMMUNICATIONS STOCKHOLDER TENDER AND
                     VOTING AGREEMENT AND IRREVOCABLE PROXY]

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                                  SCHEDULE 4(a)

       Limitations, Qualifications or Restrictions on Ownership of Shares


1. 255,604 Shares are subject to the terms of an OTC Options Master Agreement entered into between Harmony Management Inc. and Goldman Sachs International, as counterparty, and any transfer or tender of such Shares will require the consent of Goldman Sachs International.

2. 412,500 Shares are subject to the terms of an ISDA Master Agreement entered into between the Gilo Family Trust and NationsBank, N.A., as counterparty, and any transfer or tender of such Shares will require the consent of NationsBank, N.A.